Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3/A (Number 333-127070) of our report date August 10, 2006, except for Note 12 as to which the date is September 11, 2006, on our audits of the consolidated financial statements included in the Annual Report on Form 10-KSB of Decorize, Inc. for the year ended June 30, 2006.

September 26, 2006
Springfield, Missouri